Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-20539, No. 333-66347, No. 333-38346, No. 333-64054, and No. 333-72466) and Form S-3 (No. 333-88011) of Wild Oats Markets, Inc. of our report dated March 25, 2002 relating to the financial statements and financial statement schedule, which is appears in this Annual Report on Form 10-K.

PricewaterhouseCoopers LLP

Denver, Colorado

March 26, 2002